[VANDERKAM & SANDERS LETTERHEAD]

                               December 15, 1999

Fusion Networks Holdings, Inc.
396 Whitehead Avenue
South River, New Jersey 08882

          Re: Registration Statement on Form S-4; Maximum of 33,422,273 shares of Common Stock, par value $.00001 per share ("Common Stock"), 34,259 Class A Warrants ("Class A Warrants") and 6,244,700 shares of Common Stock issuable upon conversion of the Class A Warrants and various other warrants.

Gentlemen:

     In connection with the registration by Fusion Networks Holdings, Inc., a Delaware corporation (the "Company"), of a maximum of 33,422,273 shares of Common Stock and 34,259 Class A Warrants and 6,244,700 shares of Common Stock issuable upon conversion of the Class A Warrants and other warrants (the "Conversion Shares"), under the Securities Act of 1933, as amended (the "Act"), on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on December 15, 1999 (the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

     In our capacity as your counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Common Stock, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for purposes of this opinion.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

     Subject to the foregoing, it is our opinion that (i) the Common Stock to be issued in connection with the merger of IDM Merger Subsidiary with and into IDM Environmental Corp. (the "Holding Company Reorganization") and the merger of IDM/FNI Acquisition Corporation with and into Fusion Networks, Inc. (the "Merger") have been duly authorized, and, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey with respect to the Holding Company Reorganization, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware with respect to the Merger and the issuance and delivery of the Common Stock in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, (ii) the Class A Warrants to be issued in connection with the Holding Company Reorganization have been duly authorized, and, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of New Jersey with respect to the Holding Company Reorganization, and the issuance and delivery of the Class A Warrants in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable, and (iii) the Conversion Shares have been duly reserved and authorized, and, upon issuance and delivery thereof in the manner contemplated by the Registration Statement and the warrants pursuant to which the Conversion are issuable, will be validly issued, fully paid and nonassessable.

     We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the Proxy Statement/Prospectus included therein.

                                                     Very truly yours,

                                                     VANDERKAM & SANDERS

                                                     /s/ Vanderkam & Sanders